Exhibit 4.2

AMENDMENT NO. 1 TO WARRANTS

This Amendment No. 1 to the Common Stock Purchase Warrant (this “Amendment”) dated this 10th day of April, 2023, by and among U.S. Gold Corp., a Nevada corporation (the “Company”) and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of outstanding warrants to purchase up to 625,000 shares of the Company’s Common Stock, issued to the Holder by the Company on March 18, 2022 (the “Warrants”); and

WHEREAS, the Company and the Holder desire to amend the Warrants as more particularly set forth below;

THEREFORE, the parties do hereby agree as follows:

1. Effective upon the closing of the Securities Purchase Agreement, dated April 4, 2023, between the Company and the Holder, the Exercise Price of the Warrants is hereby amended to be $6.16 per share, subject to further adjustment as set forth in the Warrants and the term of the warrants shall be extended such that they shall expire on October 10, 2028.

2. Except as modified herein, the terms of the Warrants shall remain in full force and effect.

3. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

U.S. GOLD CORP.

By:	/s/ George M. Bee
Name:	George M. Bee
Title:	Chief Executive Officer

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC, the Investment Manager